Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Parthus Technologies plc:

We consent to the use of our report dated January 25, 2002 with respect to the consolidated balance sheets of Parthus Technologies plc as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2001, included herein and to the reference to our firm under the heading “Experts” in Amendment No. 7 to the registration statement on Form S-1 of Ceva, Inc.

/S/ KPMG
KPMG
Chartered Accountants
Dublin, Ireland
October 29, 2002